Exhibit 3.4
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
MEDIRECT LATINO, INC.
Document Number: P03000000129

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: The following Articles are being amended:

Article IV: (a)  The total number of capital stock which this Corporation is authorized to issue is 59,000,000 shares, of which:

(i)	55,000,000 shares shall be designated as Common Stock, of which:

(A) 50,000,000 shares shall be Common Stock, par value of $.0001 per share; and
(B)
5,000,000 shares shall be designated as Class A Common Stock, par value of $.0001 per share. The Class A Common shares entitle the holder to ten (10) votes per share on all matters brought before the Board. The Class A Common shares shall have no market value and are intended through their issuance to insure the continuity of management.

(ii)
4,000,000 shares shall be designated as Preferred Stock, and shall have a par value of $.0001 per share, which consists of 1,000,000 shares of Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 3,000,000 shares of undesignated Preferred Stock.

(the remainder of Article IV remains the same)

Article VII:
This Corporation shall have the following directors. The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one. The names and addresses of the Directors of the Corporation are as follows:

Raymond J. Talarico, Debra L. Towsley, Charles Hansen III,
Dr. Julio C. Pita, Tomas T. Johansen and Tomas Erban
c/o 1551 NW 65th Avenue, Suite 4, Plantation, FL 33313

SECOND: Adoption of Amendments (Check One):

:	The amendments were approved by the shareholders. The number of votes cast for amendments were sufficient for approval.

G	The amendments were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

AThe number of votes cast for amendment(s) was/were sufficient for approval by ___________________ (voting group).@

G	The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

G	The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.

The adoption date is February 3, 2006.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 3rd day of February, 2006.

By: /s/ Raymond J. Talarico
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Raymond J. Talarico
Chief Executive Officer

By: /s/ Charles Hansen III
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Charles Hansen, III
Chief Operating Officer